Exhibit 10.1

AGREEMENT

      THIS AGREEMENT (this “Agreement”), dated as of December 5, 2010, is by and between Pfizer Inc., a Delaware corporation (the “Company”), and Jeffrey B. Kindler (the “Executive”).

     WHEREAS, Executive is currently employed as Chairman of the Board of Directors of the Company (the “Board”) and Chief Executive Officer of the Company;

     WHEREAS, the Company and Executive desire that Executive’s employment with the Company terminates, and that Executive resign from his position as Chairman of the Board, Chief Executive Officer and all other positions with the Company, its subsidiaries and affiliates on the date hereof (the “Termination Date”); and

     WHEREAS, the Company and Executive desire to set forth their respective rights and obligations in respect of Executive’s departure from the Company.

     NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

     1.     Resignation from Current Positions.  Executive and the Company hereby agree that Executive’s employment with the Company shall terminate, and Executive shall resign from his positions as Chairman of the Board, a member of the Board, Chief Executive Officer of the Company and from any and all other positions with the Company and its subsidiaries and other affiliated entities held by Executive, all on the date hereof.  Upon signing this Agreement, Executive shall execute and deliver to the Company a letter of resignation in the form of Exhibit A hereto.

     2.     Compensation and Benefits.  In consideration of the agreements of Executive herein and in full satisfaction of any benefits payable under the Company’s Executive Severance Plan (the “Severance Plan”), Executive is entitled to the compensation and benefits set forth in this Section 2.

     a.     Cash Severance.  On the first day of the seventh month following the Termination Date, the Company shall pay to Executive $4,510,500, as a lump sum severance amount.

     b.     Performance Share Awards.  Executive’s Performance Shares shall be treated as if Executive remained employed through February 26, 2011. Executive shall be eligible to receive awards, prorated for service, with respect to Executive’s outstanding Performance Share Awards in accordance with, but subject to, the terms and conditions specified in the original award letter, Points of Interest and other applicable plan documents (including, without limitation, the restrictions on engaging in activities in competition with, or inimical, contrary or harmful to the interests of, the Company specified therein).  The amount, if any, of such awards shall be determined by the Compensation Committee in its sole discretion upon completion of the applicable performance periods; provided, that the Compensation Committee shall exercise such discretion as to Executive no less favorably than such discretion is exercised with respect to the then-current CEO of the Company.

     c.     Medical and Life Insurance Benefits.  Executive will be entitled to the continuation of his medical and life insurance coverage for twelve (12) months following the Termination Date at active employee rates in accordance with the terms set forth in the Severance Plan.

     d.     Retirement Plans.  Executive’s termination of employment shall be treated as an “early retirement” (age 55 and 10 years of service) for purposes of calculating the applicable discount rate under the Company’s Supplemental Retirement Plan.

     e.     2010 Bonus.  Executive will be paid a lump sum cash payment of $3,252,500 with respect to his 2010 annual bonus.  Such amount shall be paid at such time as bonuses are paid to active senior executives of the Company generally but in no event later than March 15, 2011.

     f.     Short Term Shift Award.  Executive will be paid a lump sum cash amount in full settlement of his 2010 Short Term Incentive Shift Award equal to $1,800,000 and shall forfeit any other benefit with respect thereto.

     g.     Equity Awards.  Executive’s Restricted Stock Units and Total Shareholder Return Units/Stock Appreciation Rights shall be treated as if Executive remained employed through February 26, 2011 and Executive’s termination shall be treated as if it were an “early retirement” (age 55 and 10 years of service) for purposes of the award agreements governing his Total Shareholder Return Units/Stock Appreciation Rights.  Executive’s outstanding Restricted Stock Units and Total Shareholder Return Units/Stock Appreciation Rights will otherwise be treated consistent with the terms and conditions of such awards, and such awards will remain subject to the terms and conditions specified in the original award letters, Points of Interest and other applicable plan documents (including, without limitation, the restrictions on engaging in activities in competition with, or inimical, contrary or harmful to the interests of, the Company specified therein).

     h.     Other Benefits.  Executive will be entitled to any right he may have to vested and accrued benefits, including, but not limited to, all previously vested deferred compensation shares of Company stock, under any applicable benefit plan, program, agreement or award of the Company from which he is not excluded from participating by this Agreement or by the terms of any such plan, program, agreement or award.

     i.     Effectiveness of Payments.  No payments shall be made under this Section 2 until the release in Section 3 hereof (the “Release”) becomes effective and non-revocable pursuant to Section 17 hereof.

     3.    Mutual Release.

     a.    Executive Release.  Except as specifically provided in the following paragraph, and in consideration of the benefits provided under Section 2 of this Agreement, which provides for payments and benefits in addition to payments and benefits to which Executive would otherwise be entitled, Executive, on behalf of Executive and Executive’s heirs, executors and assigns, hereby releases and forever discharges the Company, its past and present stockholders, its past and present divisions, subsidiaries, affiliates and related entities, its successors and assigns and all past and present directors, officers, employees, agents, heirs, executors and administrators and their heirs and assigns, and any and all employee retirement, health and welfare and other benefit plans, programs and arrangements of the Company, including current and former trustees and administrators of all such employee benefit plans, programs and arrangements (collectively, the “Releasees”), from all actions, causes of action in law or in equity, administrative proceedings, suits, claims, debts, liens, sums of money, charges, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law or equity, whether known or unknown, which against the Releasees Executive or Executive’s successors and assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Release, including without limitation, any claims Executive may have arising from or relating to Executive’s employment or termination from employment with the Company, including a release of any rights or claims Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment.  This includes a release by Executive of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to Executive’s employment with or resignation or termination from the Company.  This Release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended (“ADEA”).  The ADEA requires that Executive be advised to consult with an attorney before Executive waives any claim under ADEA.  In addition, the ADEA provides Executive with at least twenty-one (21) days to decide whether to waive claims under ADEA and seven (7) days after Executive signs the waiver to revoke that waiver.

     b.    Company Release.  In consideration of and in exchange for Executive’s acceptance of this Agreement and the obligations it imposes upon him, the Company, on behalf of itself and its parents, subsidiaries, affiliated companies, successors and assigns, hereby releases and forever discharges Executive and his heirs, administrators, executors and assigns (the “Executive Released Parties”) from any and all claims, injuries, damages, remedies, attorneys’ fees and costs or any other losses, whether known or unknown, arising from or related to Executive’s employment with the Company, including, but not limited to any and all statutory or common law claims of any kind, any claim based on breach of a statutory duty, and any other claim, from the beginning of time through the date the Company executes this Agreement.

     c.    Claims Arising after Date Hereof.  This Release does not encompass any rights or claims, including Executive’s rights as a stockholder, that may arise from conduct that occurs after the execution of this Release, and shall in no way be construed to affect either party’s right to enforce any and all terms of the Agreement.

     d.    Ownership of Claims.  Executive and the Company each represent and warrant that no other person or entity has, or to the best knowledge of Executive and the Company, respectively, claims, any interest in any potential claims, demands, causes of action, obligations, damages or suits that are the subject of the release set forth in this Section 3.  Executive and the Company each represent and warrant that neither has assigned or otherwise transferred any actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, embarrassment, injury to business, injury to reputation, judgments, executions, claims, or demands whatsoever, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, fixed or contingent, accrued or unaccrued, asserted or unasserted, which either ever had, now have or hereafter can, shall or may have from the beginning of the world to the date of the releases set forth in this Section 3 against the Releasees or the Executive Released Parties, as applicable.  Executive and his administrators, agents, successors and assigns and the Company and its successors and assigns, respectively, shall indemnify Releasees and the Executive Released Parties, as applicable, and hold them harmless from, all damages, losses, costs and expenses which Releasees or the Executive Released Parties, as applicable, may suffer or incur as a result of the assertion against them of any of the foregoing matters which were assigned or otherwise transferred by either party in a transaction which constitutes a breach of the representation and warranty contained in the immediately preceding sentence.

     e.    No Oral Modification.  This Release may not be changed orally.

     4.     Restrictions and Obligations of Executive.

     a.   Consideration for Restrictions and Covenants.  The parties hereto acknowledge and agree that a principal consideration for the agreement to make the payments provided in Section 2 hereof is Executive’s compliance with the undertakings set forth in this Section 4.

     b.   Confidentiality.  Executive shall hold all trade secrets, secret or confidential information, intellectual property, or other proprietary information, knowledge or data relating to the Company or any of its subsidiaries or affiliated companies and their respective businesses that Executive obtained during or after Executive’s employment by the Company or any of its affiliated companies (“Confidential Information”) in strict confidence.  Confidential Information does not include information that is or becomes publicly available, other than by the actions of Executive or his representatives.  Executive shall not, directly or indirectly, use, copy, communicate, divulge or disseminate Confidential Information at any time during or after Executive’s employment by the Company or any of its affiliated companies, except with the prior written consent of the Company or as otherwise required by law, regulation or legal process.  If Executive is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information, Executive will use his reasonable best efforts to provide the Company, as promptly as the circumstances reasonably permit, with notice of such request or requirement and, unless a protective order or other appropriate relief is previously obtained, the Confidential Information, subject to such request, may be disclosed pursuant to and in accordance with the terms of such request or requirement, provided that Executive shall use his best efforts to limit any such disclosure to the precise terms of such request or requirement. Executive will remain bound and strictly abide by the applicable terms of any agreement related to Confidential Information to which he previously agreed.

     c.   Non-Competition and Non-Solicitation.  Executive agrees, for the benefit of the Company, that he will not, from the date hereof through the third anniversary of the date hereof (the “Restricted Period”), engage, directly or indirectly, whether as principal, agent, distributor, representative, consultant, employee, partner, stockholder, limited partner or other investor (other than an investment of not more than (i) five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded or (ii) five percent (5%) of the ownership interest of any limited partnership or other entity) or otherwise, in any public company which is competitive with the business now (as the Company’s business is described in the Company’s most recent Form 10-K), or at any time during the Restricted Period, conducted by the Company or its subsidiaries.  Without limiting the foregoing, during the Restricted Period, Executive shall not serve on the board of directors (or similar governing body), or accept a nomination therefor, of any pharmaceutical, bio-technology or technology company without the prior approval of the Corporate Governance Committee of the Board, such an approval not to be unreasonably withheld.  During the Restricted Period, Executive will not, directly or indirectly, solicit, or induce any other person to solicit, any employee of the Company or its subsidiaries to leave his or her employment.

     d.   Litigation and Other Post-Termination Assistance.  Executive agrees to provide reasonable assistance to and cooperate with the Company and its counsel in regard to any litigation presently pending or subsequently initiated involving matters of which Executive has particular knowledge as a result of Executive’s employment with the Company.  Such assistance and cooperation shall consist of Executive making himself available at reasonable times for consultation with officers of the Company and its counsel and for depositions or other similar activity should the occasion arise.  Executive shall not receive any additional compensation for rendering such assistance.  In the event that travel or other expenses are incurred by Executive in connection with such assistance or in the event his testimony is required, the reasonable first-class travel costs and out-of-pocket expenses in connection therewith shall be reimbursed by the Company.  With respect to any pending or subsequent litigation in which Executive is a defendant as a result of his employment or other service on behalf of the Company, Executive hereby consents to his representation by Company counsel; provided, further, that if Company counsel determines that Executive should be separately represented in any matter, Executive shall be entitled to retain his counsel of choice at the expense of the Company.  In addition, Executive agrees to provide other reasonable post-termination assistance to and cooperate with the Company and its affiliates with regard to such matters as the Company may reasonably request from time to time, taking into account Executive’s personal and business obligations.  Following the Termination Date, the Company shall provide or cause to be provided to Executive coverage under the Company’s directors’ and officers’ insurance policies for events that occurred while Executive was a director or officer of the Company on the same terms and conditions applicable to other former senior executives and directors of the Company generally.  The Company shall indemnify Executive to the extent provided in Pfizer’s Restated Certificate of Incorporation and By-laws as of the date hereof or to the extent subsequently modified for all former directors and officers of the Company generally.  Notwithstanding the foregoing, no alleged violation of this Paragraph 4(d) shall, absent a final judgment entered in a Court of competent jurisdiction, shall be grounds for the Company to withhold payment of any monies to be paid pursuant to this Agreement.

     e.   Relief.  The parties hereto hereby acknowledge that the provisions of Sections 4(b) and 4(c) are reasonable and necessary for the protection of the Company and its subsidiaries.  In addition, Executive further acknowledges that the Company and its subsidiaries will be irrevocably damaged if such covenants are not specifically enforced.  Accordingly, Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining Executive from any actual or threatened breach of such covenants.

     5.     Full Settlement; Payment in the Event of Death or Incapacity.

     a.       No Obligation to Mitigate.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

     b.       Payment in the Event of Death or Incapacity.  All amounts payable to Executive pursuant to this Agreement shall be payable without regard to the death or incapacity of Executive.  Except as otherwise provided pursuant to terms of an employee benefit plan or a beneficiary designation thereunder pursuant to which any such amounts are payable, in the event of Executive’s death all such payments shall be paid to his estate, or such person or trust as he designates and in the event of Executive’s incapacity all such payments shall be made to his legal representative.

     6.      Retained Property.  No later than five days after the Termination Date, Executive shall return all property of the Company in his possession or control, including, but not limited to, Company keys, credit cards, security key cards, telephone cards, cell phone, car service cards, computer software or hardware and peripherals, Company identification cards, Company records and copies of records, correspondence and copies of correspondence and other books or manuals issued by the Company, that have been marked “Confidential” or that otherwise contain confidential or proprietary information of the Company or its subsidiaries.  Executive represents that he is not indebted in any manner to the Company.  The Company shall provide Executive with the opportunity to retrieve all personal effects from his office and shall cooperate with Executive to determine which items are personal.  In addition, the Company shall cooperate with Executive including by working with Executive’s current executive assistant to provide Executive with electronic mail forwarding of personal emails for a transition period following the Termination Date.

     7.    No Inducements.  Executive warrants that he is entering into this Agreement voluntarily, and that, except as set forth herein, no promises or inducements for this Agreement have been made, and he is entering into this Agreement without reliance upon any other statement or representation by any of the Company and its affiliates, and its and their present and former stockholders, directors, officers, employees, agents, attorneys, successors and assigns or any other person, concerning any fact material hereto.

     8.    Entire Agreement.  This Agreement and the Release constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede any and all prior agreements or understandings between the parties arising out of or relating to Executive’s employment and the cessation thereof.  This Agreement and the Release may only be changed by written agreement executed by the parties.  Notwithstanding the foregoing, Executive acknowledges and agrees that compensation previously provided to Executive or provided to Executive under this Agreement shall be subject to the Company’s compensation recovery policy as in effect on the date hereof or as subsequently modified to the extent required by applicable law.

     9.    Governing Law.  This Agreement shall be governed by the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

    10.    Representations and Warranties.  Each party represents and warrants to the other party that (i) such party has full and complete authority to execute this Agreement, (ii) the execution and delivery of this Agreement has been duly authorized and all actions necessary for the due execution of this Agreement have been taken, (iii) this Agreement constitutes the legal, valid and binding obligation of the party, and (iv) this Agreement has been executed and delivered as its or his own free act and deed and not as the result of duress by the other party hereto.  Executive specifically acknowledges that he has been advised to consult legal counsel prior to executing this Agreement, and has been advised that he has an opportunity of at least twenty-one (21) days to consider this Agreement, which Executive has waived.

    11.    Non-Disparagement.  Executive covenants and agrees not to engage in any act or say anything that is intended, or may reasonably be expected, to harm the reputation, business, prospects or operations of the Company, its officers, directors, stockholders or employees.  The Company will instruct its senior management and directors not to engage in any act or say anything that is intended, or may reasonably be expected, to harm the reputation, or business prospects of Executive and further agrees to make no official statements that are intended, or may reasonably be expected, to harm the reputation of Executive.  In the event that any potential employer of Executive seeks a reference or other information about Executive, the Company, its senior management and directors will describe Executive in terms substantially identical to the statement about him in the approved press release, and shall not make any disparaging statement about Executive.  Nothing in this Section 11 shall prohibit any person from making any truthful statements to the extent required by law or legal process.

    12.    Public Announcement.  The parties have agreed to the press release attached as Exhibit B.

    13.    No Admissions.  Nothing contained in this Agreement shall be considered an admission by either party of any wrongdoing or liability under any Federal, state or local statute, public policy, tort law, contract law, common law or otherwise.

    14.    No Third Party Beneficiaries.  Except as expressly stated herein, the parties do not intend to make any person or entity who is not a party to this Agreement a beneficiary hereof, and this Agreement should not be construed as being made for the benefit of any person or entity not expressly provided for herein.

    15.    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be one and the same instrument.

    16.    Severability of Provisions.  Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.  Executive acknowledges that the restrictive covenants contained in Section 4 are a condition of this Agreement.  If any court or arbitrator determines that any of the covenants in Section 4, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion.  If any court or arbitrator determines that any of such covenants, or part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the minimum extent necessary to make such covenants, or part thereof, valid and enforceable.

    17.    Acceptance and Revocation.  Executive has been advised that he shall have a period of twenty-one (21) days from the date of receipt of this Agreement to review and accept the Release, which Executive has waived.  Executive shall have seven (7) days following his execution of the Release during which time he may revoke the Release by providing the Company with written notice of the revocation.  The Release shall become effective and enforceable after the expiration of seven (7) days following Executive’s execution of the Release, and is not enforceable until after the seven-day revocation period expires.

    18.    Tax Withholding.  All payments and benefits provided to Executive under this Agreement will be less applicable withholdings for federal, state and local taxes.

    19.    Arbitration.  Except as otherwise provided for herein, any controversy arising under, out of, in connection with, or relating to, this Agreement, and any amendment hereof, or the breach hereof or thereof, shall be determined and settled by arbitration in New York, New York, by a single person mutually agreed upon, or in the event of a disagreement as to the selection of arbitrator, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association.  Any award rendered therein shall specify the findings of fact of the arbitrator or arbitrators and the reasons of such award, with references to and reliance on relevant law.  Any such award shall be final and binding on each and all of the parties thereto and their personal representatives, and judgment may be entered thereon in any court having jurisdiction thereof.  The Company shall bear the costs of the Arbitrator subject to reapportionment by the Arbitrator.  The Company shall pay the Executive’s reasonable attorneys’ fees in connection with the negotiation of this Agreement, subject to a maximum of $25,000.

    20.    Section 409A.  It is the intent of the parties that all payments and benefits to Executive pursuant to this Agreement shall be made in full compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if and to the extent applicable to such payments and benefits, and this Agreement shall be interpreted in accordance therewith, and modified accordingly if necessary.  Notwithstanding anything else herein to the contrary, if any payment or benefit required hereunder cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PFIZER INC.

/s/ Constance J. Horner
By: Constance J. Horner
      Lead Independent Director

/s/ Jeffrey B. Kindler
Jeffrey B. Kindler

_________________________________________________________________________

EXHIBIT A

December 5, 2010

Board of Directors
Pfizer Inc.

Ladies and Gentlemen:

Effective as of the date hereof, I, Jeffrey B. Kindler, hereby resign from my position as Chief Executive Officer of Pfizer Inc. (the “Company”) from my position as Chairman of the Board of Directors of the Company, from my position as a member of the Board of Directors of the Company, and from any and all other positions with the Company, its subsidiaries and any other of its affiliated entities held by me.

Very truly yours,

_______________________